Exhibit 99.2

Webcast Alert: Lippert/Heilshorn Life Sciences Virtual Conference (Chembio Diagnostics, Inc.)

Monday March 17, 10:00 am ET

NEW YORK--(BUSINESS WIRE)--Chembio Diagnostics, Inc. (OTCBB:CEMI - News) announces the following Webcast:

What: Lippert/Heilshorn Life Sciences Virtual Conference

When: March 18, 2008 @ 10:00 AM Eastern

Where: http://www.investorcalendar.com/ClientPage.asp?ID=127008

How: Live over the Internet -- Simply log on to the web at the address above.

Contact: Ben Carmichael, 212-838-3777, bcarmichael@lhai.com

If you are unable to participate during the live webcast, the call will be available for replay at http://www.investorcalendar.com/ClientPage.asp?ID=127008 or http://www.investorcalendar.com/

Chembio Diagnostics, Inc. and its subsidiaries develop, manufacture, and market rapid diagnostic tests for the detection of HIV antibodies in whole blood, serum, and plasma samples and other infectious diseases. Its products utilize various forms of in-licensed lateral flow technology, including Dual Path Platform (DPP). The company primarily markets three rapid HIV tests, which include SURE CHECK HIV 1/2, HIV 1/2 STAT-PAK, and HIV 1/2 STAT-PAK Dipstick. It also manufactures rapid tests for other infectious diseases for human and veterinary tuberculosis. In addition, the company develops an oral fluid HIV antibody detection test, as well as offers PrimaTB STAT-PAK for detecting active pulmonary tuberculosis in non-human primates, primarily monkeys. Chembio Diagnostics sells its tests to medical laboratories and hospitals, governmental and public health entities, nongovernmental organizations, medical professionals, and retail establishments worldwide. It has a cooperative research and development agreement with the United States Centers for Disease Control to develop a rapid, point of care combination screening and confirmatory test for Syphilis; with the Infectious Disease Research Institute for the development of rapid diagnostic tests for Leishmaniasis and Leprosy; a marketing partnership with Inverness Medical Innovations, Inc. for Chembio's FDA-approved rapid HIV tests; and a research and development agreement with Pall Corp. The company was founded in 1985 and is headquartered in Medford, New York.

Contact:
For Lippert/Heilshorn Life Sciences Virtual Conference
Ben Carmichael, 212-838-3777
bcarmichael@lhai.com